EXHIBIT 99.1

Investor Contact: Pamela Catlett (503) 671-4589	Media Contact: Kellie Leonard (503) 671-6171
NIKE, INC. REPORTS FISCAL 2010 SECOND QUARTER RESULTS

Select Second Quarter Results:
•	Revenue $4.4 billion; down 4 percent versus prior year
•	Diluted EPS down 5 percent from prior year to $0.76
•	Worldwide futures orders up 4 percent, down 1 percent excluding currency changes
•	Inventories down 10 percent versus prior year

BEAVERTON, Ore., Dec. 17, 2009 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2010 second quarter ended November 30, 2009. Second quarter revenues decreased 4 percent, from $4.6 billion last year to $4.4 billion in the current year; changes in currency exchange rates had a minimal impact on reported revenue results. Second quarter net income declined 4 percent, from $391 million last year to $375 million in the current year; diluted earnings per share decreased 5 percent to $0.76.

“NIKE is at its best when we deliver superior innovative product, connect with consumers through premium experiences and operate with discipline and efficiency. Our second quarter results are another demonstration of our strategy at work,” said Mark Parker, NIKE, Inc. President and Chief Executive Officer. “Our laser-sharp focus across our portfolio of brands, businesses, categories and geographies gives us the flexibility we need in this economy to gain share, lead the industry, and leverage the power of global sports.”*

Futures Orders

The Company reported worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from December 2009 through April 2010, totaling $7.0 billion, 4 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have decreased 1 percent.*

By geography, futures orders were as follows:

Geography	Reported Futures Orders	Excluding Currency Changes
North America	-4%	-4%
Western Europe	+12%	0%
Central and Eastern Europe	-15%	-20%
Greater China	+4%	+4%
Japan	-10%	-9%
Emerging Markets	+38%	+27%

Geography Highlights

North America
During the second quarter, revenues in North America decreased 4 percent to $1.5 billion. Footwear revenues declined 4 percent to $981 million, apparel revenues decreased 6 percent to $441 million and equipment revenues were up 1 percent to $74 million. Earnings before interest and taxes (commonly referred to as “EBIT”) for North America increased 9 percent to $291 million due to lower selling and administrative expenses and improved gross margins.

Western Europe
Second quarter revenue for Western Europe was down 6 percent to $902 million. Footwear revenue was flat compared to last year at $515 million, apparel revenue was down 15 percent to $323 million and equipment revenue declined 11 percent to $63 million. Second quarter EBIT decreased 5 percent to $175 million as the impact of lower revenue was partially offset by a reduction in selling and administrative expenses.

Central and Eastern Europe
In the second quarter, revenue for Central and Eastern Europe declined 24 percent to $260 million. Footwear revenue decreased 18 percent to $144 million, apparel revenue was down 30 percent to $99 million and equipment revenue declined 32 percent to $17 million. EBIT decreased 36 percent in the second quarter to $64 million due to lower revenue and gross margins, partially offset by reductions in sales and administrative expenses.

Greater China
Revenue for Greater China during the second quarter was down 3 percent to $404 million. Footwear revenue was down 1 percent to $210 million, apparel revenue declined 7 percent to $170 million, and equipment revenue decreased 2 percent to $25 million. Second quarter EBIT decreased 7 percent to $126 million as lower revenues and higher selling and administrative expenses offset improved gross margins.

Japan
Japan second quarter revenues declined 2 percent to $222 million. Footwear revenue was up 6 percent to $104 million, apparel revenue dropped 10 percent to $98 million and equipment revenue was flat compared to the prior year at $21 million. EBIT decreased 19 percent in the second quarter to $45 million mainly due to lower revenues and higher selling and administrative expenses that offset better gross margins.

Emerging Markets
In the Emerging Markets revenue was up 8 percent to $555 million for the second quarter compared to $512 million last year. Footwear revenue increased 12 percent to $370 million, apparel revenue rose 7 percent to $143 million and equipment revenue decreased 13 percent to $41 million. Second quarter EBIT for the Emerging Markets rose 29 percent to $156 million as a result of revenue growth, gross margin improvement and better leverage of selling and administrative expenses.

Other Businesses
For the second quarter, revenue for Other Businesses, which includes Cole Haan, Converse Inc., Hurley International LLC, NIKE Golf, and Umbro Ltd. increased 1 percent to $556 million. EBIT for the second quarter was up 65 percent at $35 million due to lower selling and administrative expenses which more than offset lower gross margin results.

Income Statement Review

In the second quarter of fiscal 2010 gross margins were 44.5 percent compared to 44.7 percent for the same period last year. Gross margins for the quarter were lower than the prior year primarily due to unfavorable year over year foreign exchange impacts and higher discounts related to inventory management efforts.

Second quarter selling and administrative expenses were down 4 percent to $1.5 billion and dropped as a percent of revenue to 33.6 percent compared to 33.7 percent for the same period last year.  Selling and administrative expenses for the quarter were lower than the same period last year due to lower demand creation spending and lower personnel costs following restructuring efforts completed last fiscal year.

The effective tax rate for the second quarter was 23.5 percent compared to 24.9 percent for the same period last year. The decrease was primarily due to the impact from settlements of uncertain tax positions as well as the reduction in our on-going effective tax rate on operations outside the United States.

Balance Sheet Review

At the end of the second quarter, global inventories stood at $2.2 billion, down 10 percent from November 30, 2008. Cash and short-term investments at period-end were $4.0 billion, 47 percent higher than $2.7 billion last year.

Share Repurchase

During the second quarter, the Company repurchased a total of 3,025,000 shares for approximately $194 million in conjunction with the Company’s four-year, $3 billion share repurchase program, approved by the Board of Directors in June 2006. As of the end of the second quarter the Company has purchased a total of 52.5 million shares for approximately $2.9 billion under this program. Once the Company completes its current $3 billion program it will commence a four-year, $5 billion share repurchase program approved by the Board of Directors in September 2008.

Conference Call

Nike management will host a conference call beginning at approximately 2:00 p.m. PT on December 17, 2009, to review second quarter results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through midnight, December 24, 2009.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE, Inc. with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2009
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	11/30/2009	11/30/2008	% Chg	11/30/2009	11/30/2008	% Chg
Revenues	$4,405.6	$4,590.1	-4%	$9,204.1	$10,022.3	-8%
Cost of sales	2,444.9	2,540.1	-4%	5,027.9	5,410.2	-7%
Gross margin	1,960.7	2,050.0	-4%	4,176.2	4,612.1	-9%
	44.5%	44.7%		45.4%	46.0%

Selling and administrative expense	1,478.6	1,546.8	-4%	3,024.7	3,403.2	-11%
	33.6%	33.7%		32.9%	34.0%

Other income, net	10.5	12.4	-15%	23.6	10.8	119%
Interest (expense) income, net	(1.6)	5.0	-132%	(2.9)	15.1	-119%

Income before income taxes	491.0	520.6	-6%	1,172.2	1,234.8	-5%

Income taxes	115.6	129.6	-11%	283.8	333.3	-15%
	23.5%	24.9%		24.2%	27.0%

Net income	$375.4	$391.0	-4%	$888.4	$901.5	-1%

Diluted EPS	$0.76	$0.80	-5%	$1.80	$1.83	-2%

Basic EPS	$0.77	$0.81	-5%	$1.83	$1.86	-2%

Weighted Average Common Shares Outstanding:
Diluted	494.5	489.8		493.5	492.4
Basic	487.2	483.7		486.5	485.5
Dividends declared	$0.27	$0.25		$0.52	$0.48

NIKE, Inc.

BALANCE SHEET 1	11/30/2009	11/30/2008
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$2,035.2	$1,721.5
Short-term investments	1,974.8	1,008.0
Accounts receivable, net	2,716.5	2,737.2
Inventories	2,176.3	2,419.1
Deferred income taxes	220.0	89.7
Prepaid expenses and other current assets	642.8	947.9
Total current assets	9,765.6	8,923.4

Property, plant and equipment	4,502.5	4,109.4
Less accumulated depreciation	2,478.6	2,208.5
Property, plant and equipment, net	2,023.9	1,900.9

Identifiable intangible assets, net	472.5	650.2
Goodwill	196.2	376.8
Deferred income taxes and other assets	900.2	958.4
Total assets	$13,358.4	$12,809.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7.6	$32.4
Notes payable	103.1	316.0
Accounts payable	1,008.7	1,124.1
Accrued liabilities	1,597.7	1,499.7
Income taxes payable	81.2	117.4
Total current liabilities	2,798.3	3,089.6

Long-term debt	459.6	445.5
Deferred income taxes and other liabilities	876.1	870.1
Redeemable preferred stock	0.3	0.3
Shareholders' equity	9,224.1	8,404.2
Total liabilities and shareholders' equity	$13,358.4	$12,809.7

1 Certain amounts have been revised in the NIKE, Inc. 11/30/2008 Balance Sheet to properly reflect long-term deferred income tax assets, long-term deferred income tax liabilities and other comprehensive income.  These revisions resulted in an increase in long-term deferred income taxes and other assets of $175.0 million, a decrease in long-term deferred income taxes and other liabilities of $113.0 million and an increase in shareholders' equity of $288.0 million in NIKE, Inc.'s 11/30/2008 Balance Sheet.  These revisions had no effect on the Company's liquidity or results of operations.

NIKE, Inc.	QUARTER ENDED				YEAR TO DATE ENDED
DIVISIONAL REVENUES1	11/30/2009	11/30/2008	% Change	% Change Excluding Currency Changes 2	11/30/2009	11/30/2008	% Change	% Change Excluding Currency Changes 2
	(Amounts in millions)
North America
Footwear	$ 981.2	$ 1,018.9	-4%	-4%	$ 2,199.8	$ 2,286.7	-4%	-4%
Apparel	440.9	469.9	-6%	-6%	884.8	956.8	-8%	-7%
Equipment	74.3	73.6	1%	1%	171.9	176.4	-3%	-2%
Total	1,496.4	1,562.4	-4%	-4%	3,256.5	3,419.9	-5%	-5%

Western Europe
Footwear	514.8	512.8	0%	-1%	1,150.2	1,262.3	-9%	-3%
Apparel	323.4	379.8	-15%	-16%	716.0	874.6	-18%	-13%
Equipment	63.4	71.3	-11%	-12%	140.6	176.0	-20%	-15%
Total	901.6	963.9	-6%	-8%	2,006.8	2,312.9	-13%	-8%

Central and Eastern Europe
Footwear	144.0	175.5	-18%	-16%	302.9	408.5	-26%	-18%
Apparel	99.4	141.8	-30%	-27%	196.8	296.7	-34%	-27%
Equipment	16.9	25.0	-32%	-28%	46.8	66.9	-30%	-20%
Total	260.3	342.3	-24%	-21%	546.5	772.1	-29%	-22%

Greater China
Footwear	209.5	211.1	-1%	-1%	427.9	473.3	-10%	-10%
Apparel	169.8	182.1	-7%	-7%	337.9	381.9	-12%	-12%
Equipment	24.6	25.1	-2%	-2%	53.6	59.5	-10%	-10%
Total	403.9	418.3	-3%	-3%	819.4	914.7	-10%	-11%

Japan
Footwear	103.8	98.0	6%	-8%	201.3	191.4	5%	-7%
Apparel	97.9	108.5	-10%	-21%	164.6	180.7	-9%	-19%
Equipment	20.7	20.7	0%	-13%	42.5	41.5	2%	-9%
Total	222.4	227.2	-2%	-14%	408.4	413.6	-1%	-12%

Emerging Markets
Footwear	369.9	329.7	12%	17%	648.8	625.8	4%	14%
Apparel	143.4	134.4	7%	13%	250.6	252.0	-1%	11%
Equipment	41.3	47.4	-13%	-8%	77.0	91.5	-16%	-6%
Total	554.6	511.5	8%	14%	976.4	969.3	1%	12%

Global Brand Divisions3	25.0	16.0	56%	59%	55.7	38.2	46%	58%

Total NIKE Brand	3,864.2	4,041.6	-4%	-4%	8,069.7	8,840.7	-9%	-6%

Other Businesses4	555.6	548.5	1%	1%	1,159.5	1,181.6	-2%	-1%
Corporate5	(14.2)	-	-	-	(25.1)	-	-	-

Total NIKE, Inc. Revenues	$ 4,405.6	$ 4,590.1	-4%	-4%	$ 9,204.1	$ 10,022.3	-8%	-6%

Total NIKE Brand
Footwear	$ 2,323.2	$ 2,346.0	-1%	-1%	$ 4,930.9	$ 5,248.0	-6%	-3%
Apparel	1,274.8	1,416.5	-10%	-10%	2,550.7	2,942.7	-13%	-11%
Equipment	241.2	263.1	-8%	-8%	532.4	611.8	-13%	-10%
Global Brand Divisions4	25.0	16.0	56%	59%	55.7	38.2	46%	58%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2010 presentation.  These changes had no impact on previously reported results of operations or shareholders' equity.

2 Fiscal 2010 results have been restated using fiscal 2009 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.

4 Other businesses represents activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.

5 Corporate primarily consists of results from our centrally managed foreign currency hedging program and foreign currency gains and losses resulting from the difference between actual foreign currency rates and standard rates assigned to our geographic operating segments.  In fiscal 2010, foreign currency gains and losses generated by all our geographic operating segments are included in Corporate, with the exception of those generated by Other Businesses which are reported within their respective operating results.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	11/30/2009	11/30/2008	Chg	11/30/2009	11/30/2008	Chg
	(In millions)

North America	$ 290.5	$ 265.7	9%	$ 701.1	$ 639.3	10%
Western Europe	175.3	183.7	-5%	463.9	506.7	-8%
Central and Eastern Europe	64.4	100.3	-36%	146.6	227.1	-35%
Greater China	125.6	135.5	-7%	274.4	274.3	0%
Japan	44.7	55.2	-19%	79.8	93.1	-14%
Emerging Markets	156.1	121.2	29%	257.1	194.1	32%
Global Brand Divisions3	(176.0)	(177.3)	1%	(356.5)	(376.0)	5%

Total NIKE Brand	680.6	684.3	-1%	1,566.4	1,558.6	1%

Other Businesses4	35.2	21.3	65%	121.8	107.9	13%
Corporate5	(223.2)	(190.0)	-17%	(513.1)	(446.8)	-15%

Total earnings before interest and taxes1,2	$ 492.6	$ 515.6	-4%	$ 1,175.1	$ 1,219.7	-4%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as "EBIT"), which represents net income before interest (expense) income, net, and income taxes.

2 Certain prior year amounts have been classified to conform to fiscal year 2010 presentation.  These changes had no impact on previously reported results of operations or shareholders' equity.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represents activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.il

5 Corporate expense consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company's corporate headquarters, unallocated insurance and benefit programs, foreign currency gains and losses, including hedge gains and losses, corporate eliminations and other items.